Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS
Strong Revenue, Profitability and Free Cash Flow Excluding Repositioning Charge
KING OF PRUSSIA, PA — May 6, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the first quarter ended March 31, 2009.
Highlights for first quarter 2009:
•	Revenue of $70.6 million, an increase of 26 percent over first quarter 2008;

•	Pro forma net income of $15.4 million, or $0.34 per diluted share, excluding repositioning charge, compared to net income of $7.3 million, or $0.15 per diluted share, in first quarter 2008;

•	Reported GAAP net loss of $8.7 million, or $0.20 per diluted share, which includes a repositioning charge of $37.1 million;

•	Free cash flow[1] of $43.1 million; and

•	Ending cash and short-term investments totaling $185.9 million.
In addition, InterDigital® provided the following guidance for second quarter 2009:
•	Recurring revenues from existing agreements in the range of $72.0 million to $75.0 million, an increase of $1.4 million to $4.4 million over first quarter 2009; and

•	Development expense for second quarter 2009 in the range of $14.0 million to $15.0 million, a decrease of approximately $13 million (or nearly 50 percent) compared to the $27.6 million reported in first quarter 2009.
William J. Merritt, InterDigital’s President and Chief Executive Officer, commented, “The first quarter of 2009 represented a very solid start to the year. The contribution of our new 2G/3G agreement with Samsung has enhanced our top line, earnings and free cash flow. This strong financial position will allow us to continue to pursue bringing new technologies to market and to enhance shareholder value through share repurchases as we have done in the past. Excluding the repositioning charge, our profitability and

[1]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents and unrealized (loss) gain on short-term investments. InterDigital’s computation of free cash flow may not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.

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free cash flow continue to be very strong, reflecting the strength of our licensing programs and our focus on managing costs appropriately.”
“Looking ahead, our recent decision to realign our business focus will drive higher levels of profitability and further enhance our position as a key innovator in a segment that is playing an ever broadening role in the lives of consumers, “ continued Mr. Merritt. “Advanced research and development has always been a core competency of InterDigital, and the increasing needs of users present a tremendous opportunity for us to create the solutions that will make true wireless ubiquity a reality.”
First Quarter Summary
Pro forma net income, excluding the repositioning charge, totaled $15.4 million, or $0.34 per diluted share, in first quarter 2009, compared to net income of $7.3 million, or $0.15 per diluted share, in first quarter 2008. Including the repositioning charge, the company reported a loss of $8.7 million, or $0.20 per share, in first quarter 2009.
Total revenue in first quarter 2009 increased to $70.6 million from $56.0 million in first quarter 2008, primarily the result of the license agreement signed in January 2009 with Samsung, which contributed $21.4 million in patent license royalty revenue to first quarter 2009. This increase was partially offset by a net decline in per-unit licensees’ royalties due to difficult market conditions and the loss of approximately $1.5 million of revenue from a licensee who exited the handset business. Technology solution revenue of $1.3 million decreased compared to $2.2 million reported in first quarter 2008. Licensees that accounted for ten percent or more of the $70.6 million of patent license royalty and technology solutions revenue were Samsung (30%), LG (20%) and Sharp (11%).
Excluding a $37.1 million repositioning charge in first quarter 2009, operating expenses increased $2.1 million to $47.2 million in first quarter 2009. The increase is primarily attributable to a $4.4 million year-over-year increase in development expense associated with interoperability testing and precertification of our SlimChip™ modem platforms. This increase is partially offset by a $4.3 million decrease in patent arbitration and litigation expense, including an $11.2 million decrease in these costs offset by a $6.9 million insurance reimbursement recognized in first quarter 2008. Additionally, first quarter 2008 included a credit of $1.2 million associated with a reduction of a previously established arbitration and contingency obligation.
Net interest and investment income for first quarter 2009 totaled $0.8 million, an increase over $0.4 million in first quarter 2008. First quarter 2008 included a $0.7 million investment write-down. The increase also reflected a $0.6 million credit to adjust accrued interest in connection with the company’s 2009 settlement of litigation with Federal, partly offset by lower rates of return in first quarter 2009 compared to 2008.
The company’s first quarter 2009 effective tax rate was approximately 33 percent. This effective rate is expected to rise to approximately 35 percent over the remainder of 2009. The company’s income tax provision in first quarter 2008 reflected a 35 percent effective tax rate.
Repositioning
On March 30, 2009, the company announced a repositioning that includes the expansion of the technology development and licensing business, the cessation of further product development of the SlimChip modem technology, and efforts to monetize the technology investment through IP licensing and technology sales. In connection with the repositioning, the company incurred a charge of $37.1 million during first quarter 2009. Of this amount, approximately $30.6 million represents non-cash asset impairments that relate to assets used in the product and product development, including $21.2 million of acquired intangible assets and $9.4 million of property, equipment and other assets.

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In addition, the repositioning resulted in a reduction in force of approximately 100 employees across the company’s three locations, the majority of which were terminated effective April 3, 2009. Approximately $6.5 million of the repositioning charge represents cash charges associated with severance and contract termination costs.
Near-Term Outlook
Scott McQuilkin, Chief Financial Officer, commented, “In second quarter 2009, we expect to report recurring revenues from existing agreements in the range of $72.0 million to $75.0 million, an increase of $1.4 million to $4.4 million over first quarter 2009. The expected increase over first quarter 2009 levels reflects the recognition of a full quarter of revenue under our new patent license agreement with Samsung and an expected 60 percent to 80 percent increase in our technology solutions revenue resulting from increased royalties from our SlimChip IP, offset by a decrease in per-unit royalties from existing licensees in the range of 5 percent to 10 percent. This range does not include any potential impact from new agreements that might be signed during second quarter 2009 or additional royalties identified in regularly conducted audits.”
“In addition, in March 2009, we announced our intention to expand certain technology development and licensing activities and to realign our SlimChip business to pursue IP licensing and technology sales,” continued Mr. McQuilkin. “With the repositioning of the product business largely in place, we expect our development expense for second quarter 2009 to decrease to a range of $14.0 million to $15.0 million compared to the $27.6 million reported in first quarter 2009. These expenses might increase modestly in the long term as we identify new areas of technology development to pursue. In addition, we currently estimate that we will incur additional repositioning costs of approximately $1.0 million to $2.0 million in second quarter 2009, but the timing and amount of the additional charge will be dependent upon our process to wind-down activities related to our SlimChip product development.”
About InterDigital
InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) the company’s second quarter 2009 recurring revenue; (ii) increases in recurring patent license royalties; (iii) the company’s development expense in second quarter 2009 and beyond; (iv) the timing and amount of our remaining repositioning costs; and (v) our estimated second quarter 2009 effective book tax rate. Words such as “approximately,” “continue to,” “could,” “estimate,” “expect,” “intention,” “potential,” “might,” “will” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and any delay in receipt of quarterly royalty reports from our licensees; (ii) unanticipated development expenses and the timing of such expenses; (iii) the final resolution of contract terminations in connection with the repositioning of our SlimChip product business; (iv) changes to the number of

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employees severed or assets retained in connection with the repositioning of our SlimChip product business; (v) timely receipt and final reviews of licensee royalty reports and related matters; and (vi) changes in our expectations of the amount and composition of full-year taxable income, Congressional approval of the 2009 U.S. federal research and experimental credit, changes in foreign and domestic tax laws or treatises or changes in our tax planning strategies. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

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SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2009	2008

REVENUES	$70,561	$56,027

OPERATING EXPENSES:
Sales and marketing	2,310	2,388
General and administrative	6,553	5,675
Patents administration and licensing	10,844	15,051
Development	27,554	23,202
Repositioning	37,063	—
Arbitration and litigation contingencies	—	(1,200)

	84,324	45,116

(Loss) income from operations	(13,763)	10,911

OTHER INCOME:
Interest and investment income, net	829	438

(Loss) income before income taxes	(12,934)	11,349

INCOME TAX BENEFIT (PROVISION)	4,248	(4,032)

NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(8,686)	$7,317

NET (LOSS) INCOME PER COMMON SHARE — BASIC	$(0.20)	$0.16

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,501	46,426

NET (LOSS) INCOME PER COMMON SHARE — DILUTED	$(0.20)	$0.15

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	43,501	47,201

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SUMMARY CASH FLOW
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2009	2008

Net (loss) income before income taxes	$(12,934)	$11,349
Taxes paid	(16,500)	(15,675)
Depreciation, amortization, share based compensation, and asset impairment	41,486	9,112
Increase in deferred revenue	300,000	30,465
Deferred revenue recognized	(52,819)	(30,284)
Increase in operating working capital, deferred charges and other	(208,202)	81,377
Capital spending, technology licensing & patent additions	(7,906)	(8,644)

FREE CASH FLOW	43,125	77,700

Tax benefit from share-based compensation	652	370
Debt decrease	(338)	(365)
Repurchase of common stock	—	(16,105)
Proceeds from exercise of stock options	873	748
Unrealized (loss) gain on short term investments	(72)	330

NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$44,240	$62,678

SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
Assets
Cash & short-term investments	$185,900	$141,660
Accounts receivable	224,713	33,892
Current deferred tax assets	70,355	49,002
Other current assets	15,370	16,467
Property & equipment and Patents (net)	117,645	123,782
Long-term deferred tax assets and non-current assets	49,620	40,965

TOTAL ASSETS	$663,603	$405,768

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$1,628	$1,608
Accounts payable & accrued liabilities	61,660	46,283
Current deferred revenue	177,748	78,646
Long-term deferred revenue	329,135	181,056
Long-term debt & long-term liabilities	11,278	10,515

TOTAL LIABILITIES	581,449	318,108
SHAREHOLDERS’ EQUITY	82,154	87,660

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$663,603	$405,768

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The following pro forma statements of financial results exclude the expense associated with the repositioning charge and the related tax benefit. The company has provided these pro forma figures here and elsewhere in this press release. Management regards the repositioning charge and related tax benefit as a non-recurring item not indicative of operating results for the period and believes that investors might share this viewpoint.
PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended
	March 31, 2009
	Actual	Adjustments	Pro Forma

REVENUES	70,561		70,561

OPERATING EXPENSES:
Sales and marketing	2,310		2,310
General and administrative	6,553		6,553
Patents administration and licensing	10,844		10,844
Development	27,554		27,554
Repositioning	37,063	(37,063)	—
Arbitration and litigation contingencies	—		—

	84,324	(37,063)	47,261

(Loss) income from operations	(13,763)	37,063	23,300

OTHER INCOME:
Interest and investment income, net	829		829

(Loss) income before income taxes	(12,934)	37,063	24,129

INCOME TAX BENEFIT (PROVISION)	4,248	(13,009)	(8,761)

NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS	$(8,686)	$24,054	$15,368

NET (LOSS) INCOME PER COMMON SHARE — BASIC	$(0.20)		$0.35

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,501		43,501

NET (LOSS) INCOME PER COMMON SHARE — DILUTED	$(0.20)		$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	43,501		44,460

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This press release includes a summary cash flow statement that results in change in both the company’s cash and short-term investment balances. In the summary cash flow statement and throughout this press release, we refer to free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended
	March 31,
	2009	2008

Net cash provided by operating activities	$51,031	$86,344
Purchases of property, equipment, & technology licenses	(1,588)	(1,229)
Patent additions	(6,318)	(7,415)

Free cash flow	$43,125	$77,700

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800